Exhibit 99.2
FINANCIAL DYNAMICS
Moderator: Theresa Kelleher
05-10-07/10:00 am CT
Confirmation #7191543

HOOPER HOLMES

Moderator: Theresa Kelleher
May 10, 2007
10:00 am CT

Coordinator:	Welcome to the Hooper Holmes First Quarter 2007 Earnings Conference Call. At this time all participants are in a listen-only mode.

During the Question and Answer session please press star one on your touchtone phone. Today’s conference is being recorded. If you have any objections you may disconnect at this time.

I will turn the meeting over to Ms. Theresa Kelleher.

Ma’am, you may begin.

Theresa Kelleher: Hooper Holmes - IR, Financial Dynamics	Good morning everyone and welcome to the Hooper Holmes First Quarter 2007 Conference Call.

If anyone has not received a copy of the Release issued this morning, please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you the extent the company’s statements or comments that present forward-looking statements. I’ll refer you to the risk factors and other cautionary factors in this morning’s Press Release as well as the company’s most recent SEC filings.

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be re-recorded or re-broadcasted without the company’s expressed permission.

As you know, your participation implies consent to our taping. Once management has concluded their formal remarks we will open the call for questions.

With us today from management are James Calver, President and Chief Executive Officer; and Michael Shea, Chief Financial Officer.

James, please go ahead.

James Calver: Hooper Holmes, President, CEO	Thank you Theresa and good morning everyone. Thank you for joining us today.

In these quarterly calls we remain focused on several key strategic initiatives that we have consistently touched upon. We’ve discussed our strategic operations review and our results and plans to reduce expenses over eight quarters with most of the anticipated reductions accomplished by the end of 2007.

We’ve spoken about fundamental changes we are making in our cost structure which will enable us to gain greater leverage from our infrastructure. And last quarter I described four initiatives to reduce costs and build for the future.

One - transform Portamedic; two - better leverage technology; three - manage with discipline; and four - expand our business. All of these will provide a stronger and more competitive platform to serve customers and improve our performance.

Today we’re continuing to execute this agenda. Our focus on expenses and drive for lower cost, and our commitment to enhance revenue remain our continuing priorities.

In prior calls we have described our objective to deliver sequential financial improvements and we’ve done so in the results we announced this morning.

Revenues for the quarter increased sequentially, partially attributable to increased pricing we successfully introduced in late 2006. In addition to improved pricing, better cost control, which included the consolidation of a number of Portamedic branches, have delivered an improvement in gross margins.

Another result we have today reported a reduction in our operating loss. These sequential improvements are not due solely to cost control.

In March I told you that our corporate sales team won approvals estimated to bring $4 in new business for every $1 lost in the fourth quarter of 2006. This trend continued in the first quarter of 2007 as we won approvals from two large insurance companies and significant new local business in four states. These gains came at the expense of our two largest competitors.

These approvals include some orders that require no additional salesforce asset to generate revenue. Other approvals generate revenue of our local field force wins orders from insurance agents; and I’d like to remind our shareholders that these approvals could take five to six months to yield revenues as new clients ramp up.

Nevertheless, these results are a good leading indicator.

The local transactional nature of our Portamedic business is why we continue to invest in strengthening our field salesforce in the first quarter of 2007.

During the quarter we introduced a new field sales incentive compensation plan; and as I have mentioned previously, we appointed new dedicated field sales leadership. We expect to see the revenue impact to these actions in the second half of this year.

New sales growth at Heritage Labs also continued in the first quarter with more than $1 million in annualized revenue from new contract signed with new insurance company customers.

We also won a new $300,000 annual contract to provide specimen collection kits to one of our wellness and diseased management customers.

Our underwriting solutions business - formerly known as MidAmerica Agency Services, or (MAAS) - also made good progress in the first quarter with new contracts potentially worth more than $1 million in annual revenue from four new customers.

As we’ve previously mentioned, a major customer of this division announced last year - its intention to spread its business across a larger number of suppliers. We’ve made some progress in offsetting a portion of this potential revenue decline.

So these signs, while encouraging, must be tempered with hotly competitive nature of markets and the 6-to-12-months sales cycle that characterizes our business.

A few moments ago I mentioned our wellness and disease management customers. Last quarter I told you that companies who provide wellness programs to corporate customers need the reliable national coverage we can uniquely provide.

Today this is still a young, small business for us. When we spoke last time we had two customers for these services and we have today added a third. We will continue to carefully build this business in the year ahead.

And now I’d like to turn the call over to our Chief Financial Officer, (Mike) Shea, who will review our first-quarter 2007 results.

I’ll be back for some concluding comments; and of course, to take your questions.

(Mike)?

Michael Shea: Hooper Holmes, CFO	Thank you James and good morning everyone.

Our first-quarter results showed improvements in several areas both year-over-year and sequentially from the fourth quarter of 2006.

On a year-over-year basis our gross margin improved by 200-basis points in comparison to the first quarter of 2006 despite the decline in revenues. Much of this margin improvement is attributable to the implementation of cost-reduction initiatives identified in our strategic review.

On a sequential basis revenues increased 2%; our gross margin improved; and our operating loss for the quarter was significantly reduced.

Now for the detailed numbers -- for the first quarter of 2007 revenues decreased 6% to $72.5 million compared to $76.8 million in 2006. We had a net loss of $1.7 million, or 2 cents per share, compared to a net loss of $1.4 million, or 2 cents per share in 2006.

Our first-quarter 2007 net loss includes restructuring charges of approximately $500,000. As for revenues in the first quarter, our Portamedic revenues decreased 7% o $39.6 million compared to $42.6 million in the first quarter of 2006.

This decrease is a result of a reduction in Paramedical Exams of approximately 10% partially offset by an increase in average pricing per exam of 4%.

(InfoLink) reported revenues of $6.9 million - a decrease of 14% - compared to $8.1 million in the first quarter of 2006.

Medical’s Direct Group, our UK’s subsidiary, reported revenues of $9.7 million - a 9% decrease from 2006 before the impact of favorable foreign exchange.

Heritage Lab’s revenues decreased to $4.6 million or about 4% in comparison to the same period in 2006 primarily due to fewer units being tested.

Underwriting solution’s revenues increased 5% to $3.8 million, a result of increased volume in outsourced underwriting cases.

Our Claims Evaluation Division reported revenues of $7.9 million - a decrease of 4% compared to $8.2 million reported in the first quarter of 2006. The decrease was primarily the result of continued declines in independent medical exams and peer reviews from our current customer base.

Our consolidated gross margin improved in the first quarter of 2006 to 25.6% - up from 23.6% in the first quarter of 2006.

The Health Information Division - gross margin increased to 25.3% versus 23.2% in the first quarter of 2006.

Gross margin for our Claims Evaluation Division also increased to 28.3% from 26.7% in 2006.

As for selling General and Administrative expenses, SG&A on a consolidated basis totaled $19.5 million in the first quarter of 2007 -a 3% increase over the prior year period.

As I noted earlier, we recorded restructuring charges of $500,000 in the first quarter primarily attributable to employee severance and branch-office closures.

Regarding our balance sheet, current assets at March 31, 2007 were approximately $51.5 million. We had no debt outstanding with approximately $25 million available for borrowing under our credit line.

Accounts Receivable totaled $42.1 million with day sales outstanding of 52 days.

Working capital was approximately $19 million at March 31, 2007.

Regarding cash flows - cash used in operations totaled $7.7 million for the first quarter of 2007 primarily resulting from our first-quarter operating loss - an increase of $4.5 million in accounts receivable and significant payments made for restructuring and other charges recorded in 2006.

In addition, capital expenditures for the quarter were approximately $1.1 million.

Some other statistical information now we typically provide includes total Portamedic units for the first quarter, which were 544,000 versus 607,000 in the same period of 2006 - a decrease of 10%.

Our average pricing per Paramedical Exam increased approximately 4% for the quarter to $74.89 compared to $72.27 for the same period in 2006.

In summary, our first-quarter 2007 results showed improvements in several areas - both sequentially and year-over-year. Looking ahead, we expect these improvements to continue as we stabilize revenues and move towards expected profitability in the second half of this year.

With that I’ll turn the call back to James.

James Calver:	Thank you (Mike).

As we look ahead we expect to see continuing benefit from our cost-savings initiatives and revenue enhancements. We expect modest sequential improvement; and as we’ve said, we’re positioning ourselves for a slowing of revenue decline and a return to profitability during 2007.

As we do so, we will continue to work to improve our competitive position. We will also continue to evaluate each of our business units based on their growth potential, expected return on equity, and strategic importance to our turnaround program in order to ensure that we’re investing in businesses which offer the greatest potential to our shareholders

So while 2007 will be a challenging year for us, it also brings its share of opportunities.

We face a large number of independent players in the Paramedical Exam market and many of our competitors are essentially local-franchise operations. In comparison, our network of wholly-owned branch offices delivers coverage, consistency, and compliance.

And I know from my (personal) meetings with customers that we are valued for our ability to deliver a medical exam anywhere in the United States; our National Reference labs; our strong client relationships; and our talented and loyal people.

So we’re committed to making the most of these advantages in the weeks and months ahead, and now I’m very much looking forward to taking your questions.

(Lisa), if you’d please open the lines up for questions. Thank you.

Coordinator:	Thank you.

And at this time if you would like to ask a question, simply press star one on your telephone touchpad. To withdraw your question, please press star two.

Once again, that is star one to ask a question and star two to cancel.

Our first question comes from David Lewis with the firm Sun Trust Robinson Humphrey.

David Lewis:	Thank you and good morning.

James Calver:	Good morning David.

Michael Shea:	Good morning David.

David Lewis: Sun Trust Robinson Humphrey- Analyst
James, can you talk a little bit more about some of the opportunities you see in picking up new insurance customers? I know you indicated the two insurance customers brought on in the quarter. Are those exclusive contracts?

And then lastly on the subject, are you able to combine the Heritage Lab with the Paramedical test and try to expand your marketshare within your client base on the lab side?

James Calver:	Very good; thank you David.

Let me comment on new clients’ marketshare - let me start with your first question. When I think generally the (competitive) landscape really continues to be consistently challenging; but although contracts and RFPs remain competitive iand hard-fought, it’s really our customer needs that shape our markets.

In the two most recent clients that we’ve highlighted and many other customers that I speak to there’s really two or three trends here I think recur in our conversations. Those trends are distribution channels are changing with non-traditional channels such as the Internet - really becoming ever more important.

Volume remains essential as the insurance companies work to grow their (term) businesses. And I think risk management is becoming even more complex and there’s many more factors to weigh and balance as part of the underwriting process.

But I think with these customer needs and our capabilities, the opportunities that we have I think continue to be very good and I can’t think of one insurance company who’s not working to re-engineer or improve its business model; and the capabilities that we have - the improvements that we’ve made in the last 14 months or so coupled with the trends I highlighted, really put us in I think a very good position.

I think that’s on the external side.

Internally - and one of the things I did when I first joined the company was to institute regular tracking and management of our sales pipeline where none had previously existed.

We’re very pleased with its progress and I can tell you that the sales pipeline has consistently grown over the last six months or so. So I think we’re generally well positioned from our internal discipline as well as from external trends.

With respect to your question about the lab business and Paramedical business - I think as you know, having followed our company for a number of years now, the businesses after acquisition were not well integrated and much of the effort of the last 12 months has been to better integrate the businesses both at an operational and at a sales level.

Some of the wins we described today - the two big ones we highlighted as well as some of the wins that we didn’t highlight this morning, have been a combination of both the sale of a Paramedical service with the labs together.

Many of the calls that we make today are joint calls and coordinated.

David Lewis:	That’s helpful.

And just to staying on that subject, have you lost any major accounts in the past three or six months; and do you know if the State Farm RFP is coming up this year?

James Calver:	Yes, the State Farm RFP is coming up this year. It’s a little bit later on this year in Q3.

With respect to your question, “have we lost any major clients?” No, we have not.

David Lewis:	That’s good to hear. Just final question -- (Mike), can you give us any directional outlook as how we should see future restructuring cost in second, third, and maybe even fourth quarter?

Michael Shea:	Sure, I can do that David.

Nothing significant. The only restructuring charges we would have is charges related to our strategic initiatives; and if we take any further action on that which would require additional upfront cost, I don’t see that as being significant - certainly not as significant as we saw last year.

But as far as the other charges we’ve experienced in the past - the goodwill impairment, the deferred tax assets - things of that nature, we feel all those are behind us at this time.

David Lewis:
But I guess that relative to the $500,000-restructuring charge of severance, office closures; how (unintelligible) is that trend? Is that a couple $100,000 in the second quarter; and I know you’ve got work left, but just kind of give us a general sense.

Michael Shea:	That’s probably a pretty good estimate what you just said there David, certainly for the second quarter based on what we have on our screen in front of us right now.

Certainly, depending on the results of the second quarter, further actions could be taken in the third and fourth quarters of this year; but your estimate for the second quarter is probably fairly reasonable.

David Lewis:	And by your last comment, does that mean that third and fourth quarters would sequentially decline on that, or if you’ve made some new actions that actually could rise again?

Michael Shea:
No, I’m not giving any reference to what I’m expecting to happen in third or fourth quarter. I’m just saying that we’re always in a position to react that if the second quarter is not moving along in a way that we have forecasted, we would be in position to take further action if it were needed in the latter part of the year.

David Lewis:	I understand. Thank you very much.

Michael Shea:	Thank you.

James Calver:	Thanks David.

Coordinator:	Thank you.

Once again, if you would like to ask a question, press star one.

Our next question comes from (Andy) Speller with AG Edwards.

Andrew Speller: A.G. Edwards - Analyst	Hi guys - good morning.

James Calver:	Good morning (Andy).

Michael Shea:	Morning (Andy).

Andrew Speller:
I got a couple questions. First, can we talk about the volume in the quarter, the exams, the paramedical, I mean, that’s one of the worst numbers the company’s put up, I mean, in a - in relatively short period of time here and I would have actually expected that number to get better not significantly worse. So, you know, trying to gage, you know, your fairly optimistic comment about the rest of the year relative to the first quarter performance just seems a little off. Can you just talk about what happened there in the quarter?

James Calver:	Sure. (Andy) you said you had a couple of questions?

Andrew Speller:	Yes the other one’s that DSOs seem to have spiked from where they have been. Is it just a timing issue or is something going on there?

And then also, I mean, I guess just to the recovery of the business, I mean, that - you’ve done a pretty good job getting gross profit back up but on the expense side, I mean, I think unless we see revenues ramp we’ve got to take expenses down. You guys didn’t meet my number on the expense side for the quarter. Is there a delay there or are you not going to get materially lower than, you know, where you are from an SG&A standpoint going forward?

James Calver:	Okay. So (Andy) we’ll take your questions in order.

I think your first question was about volume and I think as we’ve consistently said our goal this year is to stem the revenue decline and we’re on a course to do that, I mean, you’ll recall that in - you’ll recall the wins that we talked about regarding Q4. As I said a few moments ago that trend did continue in Q1 but I’d like to remind everybody on the call that those revenues come in over a five to six month period.

So from the day the business is sold, those revenues really don’t start to flow until five to six months in so the benefit of those sales that we made and those competitive wins that we made in Q4, you know, add five to six months to whenever that date was and that’s when the revenues begin to flow.

So I think your comments are right on target but I think you have to look at that five to six month lag and our expectation that we’ve made the wins, we have the approval, that they will come in over a five to six month period from Q4. And as I said that trend continued in a positive direction in Q1.

Andrew Speller:	But it seems like the business that’s left is not, I mean, is growing - is contracting faster than where it was last year, even two years ago so…

James Calver:
The industry as a whole is down faster than it - between ’05 and ’06 and ’06 and ’07 when you compare quarter to quarter the industry is down more dramatically than it has been in past quarters so that is certainly a factor. But as I said I think the investment we’ve made in our sales team, the wins that we’ve made, with the revenue coming over a - with the revenue coming in in Q2 for Q4 wins, with the revenue coming in in Q3 for Q1 wins, we’ll begin to change those dynamics.

So as I said we those wins are a good leading indicator because of that time lag.

Andrew Speller:
But couldn’t it just be, I mean, given if the overall market is declining faster than where we were a year ago when we started the strategic review that, I mean, basically in essence the revenue wins you have isn’t necessarily going to, I mean, it would stem the losses but I think the expectation of the market is you’re going to get back and grow again.

So, I mean, are we seeing the industry (unintelligible) greater than the processes you put in place to get the company back on to the growth side or am I just - taking one period way too (unintelligible).

James Calver:
Yes I think you are taking one period - a trend in one period from Q1 of ’06 to Q1 of ’07 in terms of the industry number, although that obviously impacts our sales. I think to sort of draw a conclusion that the market is deteriorating faster I think is - it would be incorrect at this point.

I think if we saw that over two or three quarters consecutively I think that would be a very reasonable conclusion and obviously that’s something that we monitor very closely. As (Mike) said, you know, if a deterioration in the market continues, we would - we’re obviously in a position to take further action.

Andrew Speller:	Okay. (Mike) DSOs?

Michael Shea:	Sure. DSOs at March 31 (Andy) were 52 days and that’s up from 48 at year-end.

To your question on deterioration if you look back historically we always have this spike in the first quarter of each year. As an example last year, March 31, ’06, our DSOs were 51. So we see this spike as we - usually we’ll see an accelerated cash receipt in the fourth quarter followed by some slowness in the first quarter and we do expect those DSOs and our receivables to decline for the remainder of the year. So that’s historically what has happened.

Your question on SG&A is certainly a good one. We saw a very small improvement sequentially. I think it was about 30 basis points in a reduction in SG&A. But as you can see these last two quarters many of our strategic initiatives were focused on reducing cost of operation and you saw that come through in our improved gross margin. So certainly on the radar screen for this quarter and the future quarters is the SG&A expense, you know, what these initiatives that we can do - that we’re going to implement can do to reduce that number.

Andrew Speller:	As I recall the impact from the SG&A reductions is much greater than what we’re - from the cost of the sales reduction.

Michael Shea:	No actually I think it was the other way (Andy).

Andrew Speller:	Okay.

Michael Shea:
The improvement in gross margin I think we said of the total 17.5, 12 million of that was going to be improved gross margin, approximately 6 million of that was going to be - 5 million of that was going to be an SG&A reduction. So certainly more work to be done on the SG&A line and you should start to see that in future quarters.

James Calver:
(Andy) I’d just like to come back to your initial question because obviously this is a sensitive question. And, you know, I think in addition to the market decline we obviously had industry consolidation as we’ve spoken about on prior calls which effect the distribution channel - effectively the local agent and I think that’s very consistent with our investment in our new sales team.

We’ve talked about pay-for-performance. We’ve talked about new incentive program this year for that sales force and new agent/new sales leadership all based at the local level so I think I would couple that with the wins.

And also in terms of some of the more recent discussions we’ve had with senior insurance company executives who have interest in an expanded partnership.

So I think overall we remain optimistic and many of the things we talked about as I said are good positive leading indicators.

Andrew Speller:	Okay, I mean, any chance you can size the opportunity that you’ve signed here in the last couple quarters just to give us a sense of how large that is?

James Calver:
Well as I said, I mean, the - one of the things I did when I joined the company last year was to get in place a sales pipeline, something that I look at weekly, our sales leader looks at daily. We’re pleased with the progress. I think for competitive reasons we really don’t want to disclose a specific number but I think what I can say is that it’s consistently grown over the last six months.

Andrew Speller:	Okay. Thank you.

James Calver:	Thank you.

Coordinator:	Thank you.

Once again that is star one to ask a question. One moment while the questions register please. Thank you.

Our next question comes from Mitra Ramgopal with Sidoti.

Mitra Ramgopal: Sidoti-Analyst	Yes hi. Good morning guys. Just a couple of questions.

James Calver:	Good morning Mitra.

Michael Shea:	Good morning Mitra.

Mitra Ramgopal:
Hi, you know, as we look in terms of the investments you have made regarding the sales force and IT, et cetera, could we assume it’s pretty much done and now it’s just a question of waiting to see the benefits of those investments?

James Calver:
I think that’s a very fair statement indeed Mitra. The significant IT investment that we made last year in our new branch ordering system is beginning to pay off. You’ll recall that we - that that system was live in all of our branches in October of last year. It is very safe to say at this point that the ordering system is well accepted by our branch staff. It provides us with a very clear picture and a very granular picture of how our branches are doing on a daily basis.

We have initiatives underway to expand that ordering system and the efficiency and the scale that it brings to some of our other lines of business so we get - leveraging this IT platform across different businesses. And then with - so that continue - I would describe that as a stable, well-accepted system today and one in which we are making incremental investments on an ongoing basis.

With regard to your question on sales I think the - I think all of the investments that we’ve - we really plan to make in the sales force by way of pay-for-performance, incentive program, by way of some of the infrastructure, sales pipeline tracking both at the field level and at the corporate level, are all in place.

So we don’t, I mean, we’ll continue to improve but there are no sort of significant investments that we plan to make so I would perhaps not describe it as we’re sort of waiting for the results to come in. I would say our teams are working very hard to bring those results in place. But we have a stable and at this point now - we couldn’t say this before but at this point now a well-led and stable sales platform in both the corporate sales and the field sales organization.

Mitra Ramgopal:
Okay and I guess as we look out to the remainder of ’07 out to ’08 the focus is going to be I believe you mention on revenue enhancement. My sense is given the restructuring all of the sort of big moves you wanted to make with regards to headcount, branch closures, et cetera, that’s pretty much behind you now and the focus is just going forward and trying to grow at the top line.

James Calver:
I think that’s exactly right, I mean, it’s very consistent with the plan that we laid out last May. As you know it’s a three-phase turnaround plan and as, you know, our primary area of focus this year consistent with that plan in the second phase is all about revenue enhancement.

We - in my formal comments I talked about some of the changes in pricing for a better level of service for our client. We talked about some of the recent wins in terms of competitive wins. We talked about the investment in both of our sales - both of our key sales forces and also the introduction and trial of some new services so yes this year is all about revenue enhancement.

Mitra Ramgopal:
Okay and finally, you know, given you’ve been there now for just over a year what you came into and what you see going forward in light of all of the changes you have made how comfortable are you that, you know, you are going to turn this around?

James Calver:
Well I think we have a very stable platform at this point Mitra as I think we’ve talked about on a number of calls. Last year was correcting the imbalances of the past and building a platform to take the company forward.

So I think at this point we have the infrastructure, we have the team, we have some very positive leading indicators. We’ve been able to, you know, we’ve been able to get some traction in terms of pricing in the marketplace as we’ve discussed. We’ve been able to lower our gross - I beg your pardon. We’ve been able to increase our gross margin. We’ve lowered our operating loss.

So I think we have the platform. I think we have some early results to show of - for the work that we did last year. We have a management team with the addition of (Bill) Kracklauer as our new General Counsel which is complete. There’s really no further changes that we’re planning on that front. So I think at this point we feel good and positive about the future of our business.

And I think secondly as I - again, as I made in my formal remarks, you know, we continue to look at all of our businesses for return on their equity, for growth and for strategic fit with the entire organization.

Mitra Ramgopal:	Okay thanks.

Michael Shea:	Thank you Mitra.

Coordinator:	Thank you.

Our next question comes from (Rebecca Jirvac) with (Prides) Capital.

Michael Shea:	Good morning (Rebecca).

(Rebecca Jirvac): Prides Capital	Good morning - hi.

James Calver:	Good morning (Rebecca).

(Rebecca Jirvac):
(Unintelligible). I wanted to ask you guys about liquidity. Given the trends and the cash flow from operations and where your cash balance is are you comfortable with your liquidity situation? I know you have a facility in place that you could potentially draw on. Is that going to have availability?

Michael Shea:
Oh absolutely (Rebecca). We do have a $25 million asset based lending facility and it does have 25 million of availability under the line so, you know, I do not see any liquidity problems for the remainder of the year.

Certainly I want you to know, if you look at - also we have an income tax refund that we should be receiving in the second half of this year of approximately $3 million so lots of availability. I do not see any liquidity issues.

(Rebecca Jirvac):	Oh I can’t believe that you’re going to get some help from the IRS.

Michael Shea:	Well it’s nice once in awhile.

(Rebecca Jirvac):	Right exactly.

Just one more question on the leading indicators that you all had mentioned. Can you give any more tangibility or color around how those accounts might ramp up, you know, I understand the five to six month lag. But what size are the accounts potentially and how many months does it take out to get to full run rate and anything like that that you can maybe give a little more color on?

James Calver:	Well I think (Rebecca) we’ll give all color commentary we can, you know, I have no doubt that our competitors are listening today so we have to be sensitive to that.

I think with respect to the two large accounts that we indicated we certainly expect these to be significant dollar amounts and by that I mean, you know, greater than a half a million dollars of revenue in each case.

And with respect to also some of the new business for Heritage Labs which you’ll recall is a fixed cost business or (unintelligible) high fixed cost business some of the - as we talked about just in Q1 alone bringing in over a million dollars of annualized revenue to that business as well as $300,000 worth of kit manufacturing - medical kit manufacturing from a disease management and wellness client.

These are large, significant clients. They are significant players in the life insurance industry. And they’ve made a competitive choice based upon service, based upon reputation, based on coverage, compliance and consistency and I think with - again, with respect to ramp up time as I said there’s kind of a couple of phases of the ramp up time.

Phase one is working with a client company which can take two or three months to make sure that the proper IT, security and the proper IT connections are in place. And then there’s typically another two to three months on top of that as business migrates from a competitor to us. So as I said, the ramp up from the Q4 win you’ll see in Q2 and beyond. The ramp up from the Q1 wins you’ll see in Q3 and beyond.

(Rebecca Jirvac):	I see - okay and you actually touched on something - my last question was going to relate to that incremental business we saw in Heritage Lab.

James Calver:	(Unintelligible).

(Rebecca Jirvac):	Will that - is that a continuing revenue item or is it more a project based?

James Calver:
Both of those I would describe as continuing revenue. Typically we sign a three-year contract with a client so I think the time horizon on those amounts of revenue as best as we can see would have a three-year timeline on them so we would describe them as being continuing revenue.

(Rebecca Jirvac):	Okay great. Thank you.

James Calver:	Thank you (Rebecca).

Coordinator:	Thank you.

Once again that is star one to ask a question.

Our next question comes from (Andy) Speller with AG Edwards.

Andrew Speller:	I don’t know if I missed it but did you give the operating income by segment?

Michael Shea:
We did not. That is in the 10-Q. Operating income by segment HID was a negative 1.5 million, CED was 600,000 positive, operating income excluding special charges then was a loss of 900,000 for the quarter. And we’ll have - our 10-Q will be published later today with those - that detailed information (Andy).

Andrew Speller:	All right. Thank you.

Coordinator:	Thank you.

At this time I show no further questions and would like to turn the call back over to Mr. James Calver for any closing statements.

James Calver:	Okay thank you (Lisa).

Well I’d like to thank you for joining us today and for your continued support of our effort. I certainly look forward to speaking to many more of you over the coming weeks and months and to keep you up to date on our progress.

Thanks again for your attention this morning. Bye bye.

Coordinator:	Thank you.

This concludes today’s teleconference. Thank you for your participation and you may disconnect at this time. Thank you.

END